Exhibit 99
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                      WEBSTER BANK ANNOUNCES DEBT OFFERING

         WATERBURY, Conn.--(BUSINESS WIRE)--Jan. 9, 2003--Webster Bank, a subsidiary of Webster Financial Corporation (NYSE: WBS), announced today an offering of $200 million of subordinated notes.

         The notes will have an interest rate of 5.875% and will mature on January 15, 2013. The securities are offered through a firm commitment underwriting in minimum denominations of $250,000 to institutional investors. The subordinated notes are listed as investment grade by the major rating agencies and were offered to institutional investors.

         The subordinated notes constitute new funding and supplement Webster Bank's existing capital, including regulatory capital. Webster Bank is a well-capitalized institution by regulatory standards.

         The underwriters for the transaction were Lehman Brothers Inc., Keefe, Bruyette & Woods, Inc. and Sandler O'Neill & Partners, L.P.

         Webster Financial Corporation is the holding company for Webster Bank and Webster Insurance. With $13 billion in assets, Connecticut-based Webster Bank provides business and consumer banking, mortgage, insurance, trust and investment services through more than 110 banking offices, 214 ATMs and the Internet (www.websteronline.com). Webster Financial Corporation is majority owner of Chicago-based Duff & Phelps, LLC, a leader in financial advisory services. Webster Bank owns the asset-based lending firm, Whitehall Business Credit Corporation, Center Capital Corporation, an equipment financing company headquartered in Farmington, Connecticut and Webster Trust Company, N.A.

         For more information about Webster, including past press releases and the latest Annual Report, visit the Webster Bank web site at www.websteronline.com.

         This press release does not constitute an offer to buy or a solicitation to sell the subordinated notes. Such offer or solicitation is only made through Webster Bank's Offering Circular related to the subordinated notes.

Contact:

     Webster Bank
     Media Contacts:

     Clark Finley, 203/578-2429
     cfinley@websterbank.com
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     or
     Arthur House, 203/578-2391
     ahouse@websterbank.com
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     or
     Investor Contacts:
     Gregory Madar, 203/578-2271
     gmadar@websterbank.com
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